Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered as of November 30, 2004 in connection with the Agreement and Plan of Merger as of even date herewith (the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”), First National Bank & Trust Company of the Treasure Coast, a national banking association in Stuart, Florida (“First National”), and Century National Bank, a national banking association in Orlando, Florida (“Century National”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of Century National with and into First National or, if the Company so designates pursuant to the Merger Agreement, another national bank subsidiary of the Company. The bank resulting from this Merger is called the “Resulting Bank.” This Agreement is by and between David R. Dotherow (the “Employee”) and First National (collectively, with its successors and assigns and the Resulting Bank, the “Bank”). This Agreement and the Employee’s employment hereunder shall commence upon the Merger’s “Effective Time,” as provided in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings provided in the Merger Agreement.

     WHEREAS, the Company and the Bank, as an inducement for and in consideration of their entry into the Merger Agreement, desire to employ Employee as an Executive Vice President of the Bank, and Employee desires to serve in such position;

     WHEREAS, the Company, the Bank and the Employee seek to provide adequate assurances to each other that Employee will commence and continue his employment with the Bank, and to set forth the terms of Employee’s employment, and to provide for certain contingent payments upon the occurrence of certain events, as hereinafter provided; and

WHEREAS, the Company, the Bank and the Employee desire to enter into this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

     (a) The Bank shall employ Employee as an Executive Vice President of the Bank with the duties, responsibilities and powers of such office as assigned to him as of the date set forth above and as customarily associated with such office, and Employee shall serve the Bank in such capacities during the term of this Agreement.

     (b) Employee hereby represents, warrants and covenants to the Bank that he will be available to commence his duties hereunder upon the Effective Time, and that this Agreement and his performance of services hereunder does not breach or conflict with any other agreements or instruments to which Employee is a party or may otherwise be bound, and that he shall faithfully and diligently discharge his duties and responsibilities under this Agreement, and shall use his full time best efforts to implement the policies established by the Board of Directors and the Chief Executive Officer of the Bank.

     (c) During the term of this Agreement, Employee shall devote his full business time, energy and skill to the business of the Bank, to the promotion of the interests of the Bank and to the fulfillment of Employee’s obligations hereunder. Employee may devote time to charitable, community and reasonable personal activities consistent with his obligations to the Bank.

Section 2. Term.

     The initial term of this Agreement shall be for a period of time that begins upon the Effective Time and ends at the end of the calendar month immediately following the second anniversary of the Effective Time, unless further extended by the mutual consent of the Bank and Employee, or as may be sooner terminated as herein provided.

Section 3. Compensation and Benefits.

     The Bank shall pay or provide to Employee the following items as compensation for his service hereunder:

(i)	A base salary of one hundred and thirty thousand and 00/100 Dollars ($130,000) per year, payable in approximately equal monthly installments, which base salary may be increased from time to time in accordance with normal business practices of the Bank;

(ii)	Hospitalization insurance (including major medical), long-term disability insurance, and life insurance in accordance with the Bank’s insurance plans and all other benefits for similarly situated members of senior management, as such plans may be modified from time to time; and

(iii)	Reasonable club dues consistent with Company policy.

     The above-stated terms of compensation shall not be deemed exclusive or prevent Employee from receiving any other compensation, including, without limitation, bonuses, provided by the Bank. Employee shall be entitled to participate in all current and future employee benefit plans and arrangements in which similarly situated members of the Bank’s senior management are permitted to participate. To the extent that Employee also serves as an officer or employee of the Company, the parties hereby understand and agree that the Company does not separately compensate its officers who are also officers of the Bank, and no additional compensation will be payable by the Company hereunder.

Section 4. Termination.

     Employee’s employment under this Agreement shall terminate:

(a)	Death. Upon Employee’s death; or

(b)	Disability. Upon notice from the Bank to Employee in the event Employee becomes permanently disabled. For purposes of this Agreement, Employee shall be deemed “permanently disabled” if he has been disabled by bodily or mental illness, disease, or injury, to the extent that, in the opinion of the Board of Directors of the Bank, he is prevented from performing his material and substantial duties of employment, and provided further that such disability has continued substantially for six (6) months preceding such notice. If requested by the Bank, Employee shall submit to an examination by a physician selected by the Bank for the purpose of determining or confirming the existence of extent of any disability; or

(c)	Cause. Upon notice from the Bank to Employee for cause. For purposes of this Agreement, “cause” shall be (i) a willful and continued failure by Employee to perform his duties as an Executive Vice President of the Bank, as established by the Bank’s Board of Directors or by members of senior management to whom Employee reports and is responsible (other than due to disability); (ii) a breach by Employee of his fiduciary duties of loyalty or care to the Bank and/or its affiliates, including, without limitation, the Company; (iii) a willful violation by Employee of any provision of this Agreement; (iv) a conviction or the entering of a plea of nolo contendere by Employee for any felony or any crime involving fraud, dishonesty or a breach of trust; (v) a breach of the Code of Ethics or similar policies of the Company and/or the Bank; (vi) commission by Employee of a willful or negligent act which causes material harm to the Bank and/or its affiliates, including, without limitation, the Company; (vii) habitual absenteeism, alcoholism or other form of drug or other addiction; (viii) any violation of laws or regulations such that Employee ceases to be eligible to serve as an officer of a depository institution or a depository institution holding company; or (ix) Employee becomes ineligible to be bonded at costs consistent with the Bank’s other similarly situated officers. In addition, if Employee shall terminate or give notice of his termination of his employment for a breach of this Agreement by the Bank in accordance with Section 4(e), and it is ultimately determined that no reasonable basis existed for Employee’s termination on account of the alleged default of the Bank, such event shall be deemed cause for termination by the Bank.

Any notice of termination of Employee’s employment with the Bank for cause shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein and the effective date of termination (“Termination Date”); or

(d)	Change in Control. Upon notice by Employee to the Bank following a Change in Control, provided Employee terminates his employment within one (1) year following the effective date of such Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)	the Bank or the Company shall become a direct or indirect subsidiary of, or shall be merged or consolidated with or into, another entity, and either (A) such entity is not controlled by the Company or the

Bank, or (B) 51% or more of the voting power of the Bank’s or the Company’s outstanding common stock is not held by persons who were shareholders of the Bank or the Company immediately before such transaction, subject to the limitations of subparagraph (iii) below;

(ii)	substantially all of the assets of the Bank or the Company shall be sold or transferred to a person or entity, and either (A) such person or entity is not controlled by the Company or the Bank, or (B) 51% or more of the voting power of the Bank’s or the Company’s outstanding common stock is not held by persons who were shareholders of the Bank or the Company immediately prior to the asset sale, subject to the limitations of subparagraph (iii) below; or

(iii)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or persons acting together or in concert who are not, as of the date hereof, beneficial owners (individually or collectively) of 10% or more of the common stock of the Company or the Bank, becomes the “beneficial owner” (as defined in Rule 13(d) of the Securities Exchange Act of 1934 as amended) of securities of the Bank or the Company representing 45% or more of the voting power of any class or series of the Bank’s or the Company’s then outstanding securities, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank; or

(e)	Breach by Bank. Upon notice from Employee to the Bank of the Bank’s failure to comply with any material provision of this Agreement; provided, that the Bank shall have thirty (30) days from the receipt of such notice to cure any such failure under this Agreement. If such failure shall be cured within such period, or if the Bank shall have taken steps to cure the failure within such period, Employee shall have no right to terminate his employment under the provisions of this Section 4(e); or

(f)	Change in Position or Duties. Upon notice from Employee to the Bank, in the event that Employee is not elected and/or appointed as an Executive Vice President of the Bank with the duties and powers which are customarily associated with such office; or

(g)	Improper Termination by Company. Upon notice from Employee to the Bank upon a purported termination of Employee’s employment by the Bank for cause if it is ultimately determined that cause did not exist; or

(h)	Expiration of Term. Upon the expiration of the term of this Agreement as set forth in Section 2.

(i)	Employee Resignation. Upon notice from the Employee to the Bank of the resignation of Employee’s employment with the Bank.

Section 5. Compensation and Benefits Payable Upon Termination.

(a)	Upon Employee’s death, the Bank shall pay Employee’s full base salary in accordance with the terms set forth in Section 5(c) below. In addition, the Bank shall continue to pay for and provide to Employee’s spouse and eligible dependents hospitalization insurance (including major medical), and any such other health insurance benefits comparable to that coverage that would have been provided under the Bank’s group health insurance plan to Employee’s spouse and eligible dependents at the date of Employee’s death, at such time in accordance with the terms set forth in Section 5(c).

(b)	In the event Employee becomes permanently disabled and is terminated as set forth in Section 4(b) above, the Bank shall pay to Employee compensation and benefits as set forth in Section 5(c) below; provided, that Employee’s base salary shall be reduced by any amounts received by Employee under the Bank’s long term disability plan or from any other similar collateral source payable due to disability, including, without limitation, social security benefits. If Employee shall remain permanently disabled beyond the period set forth in Section 5(c) below, Employee shall receive only such amounts, if any, as are payable under the Bank’s long term disability plan or under any other similar employee benefit or welfare plan in which Employee participated and is entitled to benefits.

(c)	If Employee’s employment shall be terminated by Employee pursuant to Sections 4(d), (e), (f) or (g), or by the Bank for any reason other than for cause as set forth in Section 4(c), then the Bank shall continue to pay to Employee or his estate or beneficiaries, his full base salary (payable on the same dates and terms as otherwise would have been the case, and including any bonus and other cash compensation), for the then otherwise remaining term of this Agreement, assuming that such termination had not occurred, and assuming that this Agreement is not subsequently renewed (such period, the “Remaining Term”). In addition, the Bank shall continue to pay his hospitalization insurance premiums (including major medical), long term disability premiums and life insurance premiums for the Remaining Term. The compensation and benefits payable under this Section 5(c) are hereinafter referred to as “Severance Benefits.”

The payment of Severance Benefits is in recognition and consideration of the value of continued services by Employee to the Bank and is not in any way to be construed as a penalty or damages. Employee shall not be required to mitigate the amount of any payment of Severance Benefits by seeking other employment or otherwise. The payment of Severance Benefits shall not affect any other sums or benefits otherwise payable to Employee under any other employment compensation or benefit or welfare plan of the Bank.

(d)	In the event termination is for any reason other than as described in Section 5(a), (b), or (c) above, then the Bank shall pay Employee his full salary through the date of termination and no other compensation or benefits shall be paid to Employee hereunder; provided, however, that nothing herein shall be deemed to limit his vested rights under any other benefit, retirement, stock option or pension plan of the Bank, and the terms of those plans, programs or arrangements shall govern.

(e)	In the event that Employee is terminated for cause pursuant to Section 4(c) of this Agreement, Employee shall not be entitled to any further payments or any other form of remuneration from the Bank under this Agreement, or otherwise, following the date of such termination.

Section 6. Non-Competition; Non-Solicitation and Non-Disclosure.

(a)	Employee hereby acknowledges and agrees that, in the course of his employment with the Bank, he (i) will have access to valuable confidential business or professional information of Bank, (ii) will be put in a position whereby he will develop substantial relationships with prospective and existing customers of the Bank, and (iii) will be put in a position where he will develop substantial goodwill for the Bank within the territory set out below, and Employee hereby acknowledges that the covenants contained herein are reasonable and necessary to protect the Bank’s valuable and legitimate business interests. Therefore, to induce the Bank and the Company to enter into this Agreement, Employee agrees that, during the term of this Agreement and, following any termination of Employee, for the Remaining Term, Employee will not, within Orange, Osceola, or Seminole Counties, Florida, or any other county wherein the Employee has contact with customers of, or otherwise conducts the business of, the Bank (including any entities to which the Bank is or may become a successor by merger or otherwise) at the date his employment is terminated, as principal, agent, trustee or through the agency or on behalf of any corporation, partnership, association, trust or agent or agency:

(i)	provide services similar to or the same as the services that Employee provided for the Bank for his own benefit of for the benefit of any person or entity engaged in the business of banking, fiduciary services, securities brokerage, investment management or services, lending or deposit taking;

(ii)	control or own beneficially (directly or indirectly) 1% or more of the outstanding capital stock or other ownership interest (in such capacity, a “Principal Stockholder”) of any corporation or person engaged in or controlling any such business other than the Company or Bank; or

(iii)	serve as an officer, director, trustee, agent or employee of any corporation, or as a member, employee or agent of any partnership, or as an owner, trustee, employee or agent of any other business or entity, which directly or indirectly conducts such business within Orange, Osceola, or Seminole Counties, Florida, or any other county wherein the Employee has contact with customers of, or otherwise conducts the business of, the Bank at the date his employment is terminated.

Employee further agrees that, following any termination of Employee, for the Remaining Term, he will not solicit any employee to leave their employment with the Company, the Bank or any of their respective affiliates for any reason, or otherwise interfere with any employment relationship of the Company, the Bank or their respective affiliates if Employee serves as an officer, director, trustee, managing agent or as a Principal Stockholder of any person or entity that hires or seeks or negotiates the employment or hiring of any such employee.

Employee further agrees that, following any termination of Employee, for the Remaining Term, Employee will not, directly or indirectly, on behalf of himself or of any other person or entity, solicit or attempt to solicit, for the purpose of providing any business activities or products similar to those conducted or offered by the Bank, any customer of the Bank whom Employee actively solicited or with whom Employee worked, or otherwise had material contact, in the course of Employee’s service as a an employee of Century National.

In the event that the provisions of this Section 6(a) should be deemed to be invalid or unenforceable by a court of competent jurisdiction because the duration, territory, or definition(s) of activities or information covered by one or more of such provisions is unreasonable, overbroad, overlong or otherwise not reasonably tailored to protect the legitimate business interests of the Bank under applicable law, then such provisions shall be deemed to have been modified automatically to the maximum scope of business activities, time or geographic limitations permitted by law, such that the intent of the parties in entering this Agreement will not be impaired and the provision in question will be enforceable to the fullest extent of the applicable laws. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.

(b)	Employee recognizes and acknowledges that he will have access to certain confidential information of the Company, the Bank and their respective and affiliates, including, without limitation, customer lists, customer information, credit information, business plans, strategy, budgets, organization, pricing, mark-ups, commissions, and other information, and that all such information constitutes valuable, special and unique property of the Company, Bank and their respective affiliates. Such information is herein referred to as “Trade Secrets.” Employee will not disclose or directly or indirectly utilize, in any manner, any such Trade Secrets for his own benefit or for the benefit of anyone other than the Company, Bank and their respective affiliates during the term of this Agreement, and, following any termination of Employee, for the Remaining Term. In the event of a breach or threatened breach by Employee of the provisions of this Section 6(b), the Company, the Bank and their respective affiliates shall be entitled to an injunction or temporary restraining order restraining Employee and any others from disclosing or utilizing, in whole or in part, such Trade Secrets. Nothing herein shall be construed as prohibiting or limiting (i) the Company, Bank or their respective affiliates from exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from Employee or others, or (ii) the rights and protections otherwise available to the Company, the Bank and their respective affiliates under any federal, state or other statutes and regulations relating to the protection of trade secrets and similar information.

Section 7. Arbitration; Equitable Relief.

(a)	Any dispute or controversy arising under or in connection with this Agreement other than as a result of the provisions of Section 6 hereof, shall be settled exclusively by arbitration; provided, however, that nothing herein shall prohibit the Bank from seeking equitable relief from a court of competent jurisdiction where permitted by Section 7(b) below. Each party shall appoint one arbitrator and shall notify, in writing, the other party of such appointment and request the other party to appoint one arbitrator within thirty (30) days of receipt of such request. If the party so requested fails to appoint an arbitrator, then the party making the request shall be entitled to designate two arbitrators. The two arbitrators shall then mutually select a third arbitrator. The written decision of a majority of the arbitrators shall be binding upon the Bank and Employee and enforceable by law. The arbitrators shall, by majority vote, determine the place for hearing, the rules of procedure, and allocation of the expenses of the arbitration. Absent any written agreement to the contrary, the rules of the American Arbitration Association shall apply to any arbitration proceedings.

(b)	Employee hereby acknowledges that a breach by it of any of the provisions of this Agreement will cause immediate irreparable damage to the Bank that is incapable of measurement and that the remedy at law for such breach will be entirely inadequate to compensate the Bank for its losses. Therefore, in the event of such breach, the Bank, in addition to any other remedies available to it at law, in equity or otherwise, shall be entitled, at its sole option and in its discretion, to seek a temporary restraining order and preliminary and permanent injunctions (without the posting of bond or other security) restraining Employee from breaching or continuing any breach of any of the provisions of this Agreement.

(c)	In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through Litigation (as defined in the Merger Agreement), and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award grating substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel. No party shall be entitled to any punitive or exemplary damages, which are hereby waived.

Section 8. Application of Code Section 280G.

     Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter collectively referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Bank because of Section 280G of the Code. For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event, after the exhaustion of all remedies, it is necessary to reduce the Payments, Employee shall direct which of the Payments are to be modified or reduced.

Section 9. Successors; Binding Agreement.

(a)	This Agreement shall be binding upon, and inure to the benefit of, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Bank regardless of whether such occurrence constitutes a Change in Control hereunder, including any Bank designated by the Company pursuant to the Merger Agreement as the entity into which Century National will be merged, and the Bank and the Company shall require any such successor to expressly assume and agree to perform this Agreement. As used in this Agreement, “Company” and the “Bank” shall mean the Company and Bank as herein respectively defined and any successors or assignees to their respective business and/or assets as aforesaid, which is required by this Agreement to assume and perform this Agreement, whether by operation of law or otherwise. In the event any successor to the Company has total assets in excess of $8.0 billion and does not maintain a Florida-based holding company, then the term “successor” shall only include the bank resulting from such transaction.

(b)	This Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

Section 10. Miscellaneous.

(a)	All notices required or permitted hereunder shall be given in writing by actual delivery, by Registered or Certified Mail (postage prepaid), or by facsimile at the following addresses and numbers, or at such other places as shall be designated in writing:

If to the Employee:

David R. Dotherow

__________________________________

__________________________________

__________________________________

If to the Bank or the Company:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile: (561) 288-6012
Attn: Mr. Dennis S. Hudson, III

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile: (404) 881-4777
Attn: Mr. Ralph F. MacDonald, III

(b)	If any provision of this Agreement shall be determined to be void by any court or arbitrium of competent jurisdiction, then such determination shall not affect any provisions of this Agreement, all of which shall remain in full force and effect.

(c)	The failure of the parties to complain of any act or omission on the part of either party, no matter how long the same may continue, shall not be deemed to be a waiver of any of its rights hereunder.

(d)	This Agreement may be executed in several counterparts, by facsimile or otherwise, each of which shall constitute an original (as though manually signed) and all of which, when taken together, shall constitute one and the same agreement. This Agreement may be modified or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

(e)	The recitals contained in this Agreement are expressly made a part hereof.

(f)	This Agreement represents the entire understanding and agreement among the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. By entering into this Agreement, Employee hereby represents, warrants and agrees that any prior employment agreements, change in control agreements or similar arrangements relating to his employment with Century National or any other employer or other party have been, or, at the Effective Time will be, terminated and of no further force and effect. It is intended and agreed that the Company, the Bank and its direct and indirect subsidiaries are express beneficiaries of this Agreement and may enforce the provisions hereof to the same extent as the Bank.

(g)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

(h)	Except for the provisions of Section 7 of this Agreement, relating to arbitration, nothing in this Agreement shall be construed as in any way prohibiting or limiting the Company, the Bank or their respective affiliates or the Employee from exercising any rights or remedies otherwise available to them, including, without limitation, the recovery of damages from Employee or others.

[Signatures on following page(s).]

     IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be duly authorized and executed as of the day and year first above written.

“EMPLOYEE” DAVID R. DOTHEROW
/s/ David R. Dotherow
Name:	David R. Dotherow

“BANK” FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE COAST
By:	/s/ Dennis S. Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	President and Chief Executive Officer

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